Exhibit 99.2

Management’s Responsibility for Financial Reporting

The accompanying consolidated financial statements and all information in the annual report are the responsibility of management. These consolidated financial statements have been prepared by management in accordance with the accounting policies described in the notes to the consolidated financial statements. Where necessary, management has made informed judgments and estimates of the outcome of events and transactions. In the opinion of management, the consolidated financial statements have been prepared within acceptable limits of materiality and are in accordance with International Financial Reporting Standards appropriate in the circumstances. The financial information elsewhere in the annual report has been reviewed to ensure consistency with that in the consolidated financial statements.

Management maintains appropriate systems of internal control. Policies and procedures are designed to give reasonable assurance that transactions are appropriately authorized, assets are safeguarded from loss or unauthorized use and financial records are properly maintained to provide reliable information for preparation of financial statements. Deloitte LLP, Chartered Professional Accountants, has been engaged, as approved by a vote of the shareholders at the Company’s most recent Annual General Meeting, to audit the consolidated financial statements in accordance with Canadian generally accepted auditing standards and provide an independent auditor’s opinion. Their report is presented with the consolidated financial statements.

The Board of Directors is responsible for ensuring that management fulfills its responsibilities for financial reporting and internal control. The Board exercises this responsibility through the Audit Committee of the Board. This Committee, which is comprised of a majority of non-management Directors, meets with management and the external auditors to satisfy itself that management’s responsibilities are properly discharged and to review the consolidated financial statements before they are presented to the Board of Directors for approval. The consolidated financial statements have been approved by the Board of Directors on the recommendation of the Audit Committee.

/s/ J. Brian Kynoch	/s/ Andre Deepwell
J. Brian Kynoch	Andre Deepwell
President	Chief Financial Officer

March 30, 2017

Imperial Metals Corporation | 2016 Financial Statements | # 1

2800 – 1055 Dunsmuir Street 4 Bentall Centre P.O. Box 49279 Vancouver BC V7X 1P4 Canada Tel: (604) 669-4466 Fax: (604) 685-0395 www.deloitte.ca

Independent Auditor’s Report

To the Shareholders of

Imperial Metals Corporation

We have audited the accompanying consolidated financial statements of Imperial Metals Corporation, which comprise the consolidated statements of financial position as at December 31, 2016 and December 31, 2015, and the consolidated statements of loss and comprehensive income, consolidated statements of changes in equity and consolidated statements of cash flows for the years then ended, and a summary of significant accounting policies and other explanatory information.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Imperial Metals Corporation as at December 31, 2016 and December 31, 2015, and its financial performance and its cash flows for the years then ended in accordance with International Financial Reporting Standards.

Emphasis of Matter

Without modifying our opinion, we draw attention to Note 1 in the consolidated financial statements which indicates that the Company has a working capital deficiency of $89 million as at December 31, 2016, which includes $32 million of other obligations. These conditions, along with other matters as set forth in Note 1, indicate the existence of a material uncertainty that may cast significant doubt about the Company's ability to continue as a going concern.

Chartered Professional Accountants

March 30, 2017

Member of Deloitte Touche Tohmatsu Limited

Imperial Metals Corporation | 2016 Financial Statements | # 2

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

expressed in thousands of Canadian dollars

	Notes	December 31 2016	December 31 2015
ASSETS
Current Assets
Cash		$14,251	$9,188
Marketable securities		123	86
Trade and other receivables	3	11,152	12,033
Inventory	4	66,441	60,435
Prepaid expenses and deposits		2,873	2,162
		94,840	83,904
Derivative Instrument Assets	12	-	30,632
Investment in Huckleberry Mines Ltd.	5	78,389	89,734
Mineral Properties	6	1,332,023	1,261,557
Other Assets	7	22,526	13,525
		$1,527,778	$1,479,352
LIABILITIES
Current Liabilities
Trade and other payables	8	$115,649	$79,084
Taxes payable		1,868	985
Short term debt	10	13,277	24,754
Provision for rehabilitation costs	19	2,051	2,123
Current portion of non-current debt	11	18,727	181,957
Current portion of other obligations	9	32,210	-
Current portion of future site reclamation provisions	13	166	58
		183,948	288,961
Non-Current Debt	11	803,361	707,750
Other Obligations	9	41,708	-
Future Site Reclamation Provisions	13	42,215	32,685
Deferred Income Taxes	20	67,923	73,809
		1,139,155	1,103,205
EQUITY
Share Capital	14	243,525	178,730
Share Option Reserve	14	17,477	14,789
Warrant Reserve		-	870
Equity Component of Convertible Debentures	11	25,534	25,534
Currency Translation Adjustment		8,242	9,169
Retained Earnings		93,845	147,055
		388,623	376,147
		$1,527,778	$1,479,352
Commitments and Pledges	4, 6, 27
Contingent Liabilities	28

See accompanying notes to these consolidated financial statements.

Approved by the Board and authorized for issue on March 30, 2017
/s/ Larry G. Moeller	/s/ J. Brian Kynoch
Director	Director

Imperial Metals Corporation | 2016 Financial Statements | # 3

CONSOLIDATED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS

Years Ended December 31, 2016 and 2015

expressed in thousands of Canadian dollars, except share and per share amounts

	Notes	2016	2015
Revenue		$428,218	$128,701
Cost of Sales	15	(400,293)	(140,175)
Income (Loss) from Mine Operations		27,925	(11,474)
General and Administration	16	(6,463)	(7,503)
Interest Expense	17	(70,242)	(37,731)
Other Finance Income (Expense)	18	9,253	(50,653)
Idle Mine Costs		-	(16,094)
Insurance Recoveries		-	11,000
Loss on disposal of mineral properties		(203)	(470)
Impairment of mineral properties	6	(7,300)	-
Other Income (Expense)		1,100	(1,941)
Share of loss in Huckleberry	5	(11,345)	(3,036)
Loss before Taxes		(57,275)	(117,902)
Income and Mining Tax Recovery	20	3,195	20,941
Net Loss		(54,080)	(96,961)

Other Comprehensive (Loss) Income
Items that may be subsequently reclassified to profit or loss
Currency translation adjustment		(927)	5,294
Total Comprehensive Loss		$(55,007)	$(91,667)

Loss Per Share
Basic	21	$(0.66)	$(1.25)
Diluted	21	$(0.66)	$(1.25)

Weighted Average Number of Common Shares Outstanding
Basic	21	81,795,510	77,510,661
Diluted	21	81,795,510	77,510,661

See accompanying notes to these consolidated financial statements.

Imperial Metals Corporation | 2016 Financial Statements | # 4

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

Years Ended December 31, 2016 and 2015

expressed in thousands of Canadian dollars, except share and per share amounts

	Share Capital		Share		Equity Component of	Currency
	Number of Shares	Amount	Option Reserve	Warrant Reserve	Convertible Debentures	Translation Adjustment	Retained Earnings	Total
Balance December 31, 2014	74,968,768	$123,859	$14,468	$870	$20,906	$3,875	$244,016	$407,994
Issued on exercise of options	21,500	208	(111)	-	-	-	-	97
Issue of shares for payment of interest on convertible debentures	555,677	5,690	-	-	-	-	-	5,690
Convertible debentures issued	-	-	-	-	4,628	-	-	4,628
Private placement	714,286	5,898	-	-	-	-	-	5,898
Rights offering	5,500,797	43,075	-	-	-	-	-	43,075
Share based compensation expense	-	-	432	-	-	-	-	432
Total comprehensive income (loss)	-	-	-	-	-	5,294	(96,961)	(91,667)
Balance December 31, 2015	81,761,028	$178,730	$14,789	$870	$25,534	$9,169	$147,055	$376,147

Private Placement	11,818,182	64,710	-	-	-	-	-	64,710
Issued on exercised options	7,500	85	(39)	-	-	-	-	46
Share based compensation expense	-	-	2,727	-	-	-	-	2,727
Expiry of warrants	-	-	-	(870)	-	-	870	-
Total comprehensive loss	-	-	-	-	-	(927)	(54,080)	(55,007)
Balance December 31, 2016	93,586,710	$243,525	$17,477	$-	$25,534	$8,242	$93,845	$388,623

See accompanying notes to these consolidated financial statements.

Imperial Metals Corporation | 2016 Financial Statements | # 5

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2016 and 2015

expressed in thousands of Canadian dollars, except share and per share amounts

	Notes	2016	2015
OPERATING ACTIVITIES
Loss before Taxes		$(57,275)	$(117,902)
Items not affecting cash flows
Share of loss in Huckleberry		11,345	3,036
Depletion and depreciation		81,387	32,382
Impairment of mineral properties		7,300	-
Share based compensation		2,727	432
Accretion of future site reclamation provisions		925	844
Unrealized foreign exchange (gains) losses		(13,764)	81,703
Reversal of unrealized gains (unrealized gains) on derivative instruments		30,632	(23,132)
Realized (gains) losses on derivative instruments related to foreign currency derivatives		(26,162)	(701)
Interest expense		70,242	37,731
Other		234	(258)
		107,591	14,135
Net change in non-cash operating working capital balances	22	26,716	(32,560)
Income and mining taxes paid		(1,870)	-
Income and mining taxes recovered		1,013	4,100
Interest paid		(57,485)	(51,121)
Cash provided by (used in) operating activities		75,965	(65,446)

FINANCING ACTIVITIES
Proceeds of short term debt		327,026	203,876
Repayment of short term debt		(338,420)	(180,310)
Proceeds of non-current debt		64,976	168,447
Repayment of non-current debt		(130,519)	(65,365)
Issue of share capital, net of issued cost		64,754	49,070
Cash (used in) provided by financing activities		(12,183)	175,718

INVESTING ACTIVITIES
Acquisition and development of mineral properties		(89,578)	(100,527)
Net change in non-cash investing working capital balances	22	6,536	(21,911)
Payment of other obligations	9(b)	(1,192)	-
Proceeds on sale of derivative instruments related to foreign currency derivatives		26,162	701
Proceeds on sale of mineral properties		156	-
Other		7	247
Cash used in investing activities		(57,909)	(121,490)

EFFECT OF FOREIGN EXCHANGE ON CASH		(810)	493
INCREASE (DECREASE) IN CASH		5,063	(10,725)
CASH, BEGINNING OF YEAR		9,188	19,913
CASH, END OF YEAR		$14,251	$9,188

See accompanying notes to these consolidated financial statements.

Imperial Metals Corporation | 2016 Financial Statements | # 6

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2016 and 2015

expressed in thousands of Canadian dollars, except share and per share amounts

1.	NATURE OF OPERATIONS

Imperial Metals Corporation (the “Company”) is incorporated under the laws of the Province of British Columbia, Canada, and its principal business activity is the exploration, development and production of base and precious metals from its mineral properties. The head office, principal address and registered and records office of the Company are located at 580 Hornby Street, Suite 200, Vancouver, BC, Canada V6C 3B6. The Company’s shares are listed as symbol “III” on the Toronto Stock Exchange.

The Company's key projects are:

•	Red Chris copper/gold mine in northwest British Columbia;
•	Mount Polley copper/gold mine in central British Columbia; and
•	Huckleberry copper mine in northern British Columbia.

These consolidated financial statements have been prepared on a going concern basis which assumes the Company will continue operating in the foreseeable future and will be able to service its debt obligations, realize its assets and discharge its liabilities in the normal course as they come due. The Company has in place a planning, budgeting and forecasting process to determine the funds required to support the Company’s operations and expansionary plans.

At December 31, 2016, the Company had cash of $14,251, available capacity of $49,880 for future draws under the senior secured revolving credit facility (Note 11(a)), and a working capital deficiency of $89,108, which included $32,210 of other obligations (Note 9). At December 31, 2015, the Company had cash of $9,188, the senior secured revolving credit facility was fully drawn, and a working capital deficiency of $205,057 which included $166,072 related to the senior secured revolving credit facility.

In May 2016 the Company extended the maturity date of the $200,000 senior secured revolving credit facility to March 15, 2018 and modified certain terms and conditions of the senior secured revolving credit facility (Note 11(a)). Concurrently, the Company extended the maturity date of the second lien secured revolving credit facility from April 1, 2017 to August 15, 2018 and modified certain terms and conditions (Note 11(b)). In February 2017 certain of the financial covenants in the senior secured revolving credit facility were modified for the quarters ending March 31, 2017 to September 30, 2017 (Note 30(a)).

Cash balances on hand, the projected cash flow from the Red Chris and Mount Polley mines, as well as the available credit facilities are expected to be sufficient to fund the working capital deficiency and the Company’s obligations as they come due.  However, there are inherent risks related to the operation of the Company’s mines which could require additional sources of financing. There can be no assurance that adequate additional financing will be available on terms acceptable to the Company or at all, which creates a material uncertainty that could have an adverse impact on the Company’s financial condition and results of operations and may cast significant doubt on the Company’s ability to continue as a going concern.

Imperial Metals Corporation | 2016 Financial Statements | # 7

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2016 and 2015

expressed in thousands of Canadian dollars, except share and per share amounts

2.	SIGNIFICANT ACCOUNTING POLICIES

Statement of Compliance

These consolidated financial statements were prepared in accordance with International Financial Reporting Standards (“IFRS”).

The preparation of consolidated financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the application of policies and reported amounts of assets and liabilities, revenue and expenses. Actual results may differ from these estimates.

Basis of Presentation

The Company’s consolidated financial statements and those of all of its controlled subsidiaries are presented in Canadian dollars as this is the presentation and functional currency for all its operations except for the Company’s US subsidiary, Sterling Gold Mining Corporation, which has US dollars as its functional currency.

These consolidated financial statements have been prepared on a historical cost basis except for certain financial instruments measured at fair value.

Basis of Consolidation

These consolidated financial statements include the accounts of the Company and those entities which are controlled by the Company. Control is achieved when the Company has power over the investee; is exposed to or has rights to variable returns from its investment with the investee; and has the ability to use its power to affect its returns. All inter-company balances, transactions, revenues and expenses have been eliminated upon consolidation.

Marketable Securities

Marketable securities are classified as fair value through profit or loss because the Company intends to liquidate the marketable securities when market conditions are conducive to a sale of these securities. Unrealized holding gains and losses related to fair value through profit or loss securities are included in the statement of loss and comprehensive loss in each period. Transaction costs incurred to acquire marketable securities are expensed when incurred.

The Company records the fair value of marketable securities at the reporting date using quoted market prices.

Inventory

Copper concentrates, inclusive of contained gold and silver, and costs associated with stockpile ore and ore under leach, and gold bullion are valued on a first in first out basis at the lower of production cost to produce saleable metal and net realizable value. Net realizable value is calculated as described under “Revenue Recognition”. Production costs include direct labour, operating materials and supplies, transportation costs and applicable overhead, and depletion and depreciation.

Stores and supplies inventories are valued at the lower of cost and net realizable value. Cost includes acquisition cost and any directly related costs, including freight.

The portion of the ore stockpile that is to be processed more than 12 months from the reporting date and critical spare items, which might impact the production if unavailable, are classified as other assets.

Mineral Properties

Mineral properties represent capitalized expenditures related to the development of mining properties, related plant and equipment, expenditures related to exploration activities and expenditures arising from property acquisitions. Capitalized costs include interest and financing costs for amounts borrowed to develop mining properties and construct facilities, and operating costs, net of revenues, incurred prior to the commencement of commercial production.

The costs associated with mineral properties are separately allocated to reserves, resources and exploration potential, and include acquired interests in production, development and exploration stage properties representing the fair value at the time they were acquired. The value associated with resources and exploration potential is the value beyond proven and probable reserves assigned through acquisition. The value allocated to reserves is depleted on a unit-of-production method over the estimated recoverable proven and probable reserves at the mine. The reserve value is noted as mineral properties being depleted in Note 6.

Imperial Metals Corporation | 2016 Financial Statements | # 8

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2016 and 2015

expressed in thousands of Canadian dollars, except share and per share amounts

The resource value represents the property interests that are contained in the measured and indicated resources that are not within the proven and probable reserves. Exploration potential is (i) mineralization included in inferred resources; (ii) areas of potential mineralization not included in any resource category.

Resource value and exploration potential value is noted as mineral properties not being depleted in Note 6. At least annually or when otherwise appropriate and subsequent to its review and evaluation for impairment, value from the non-depletable category is transferred to the depletable category if resources or exploration potential have been converted into reserves.

Capitalized costs for mineral properties being depleted are depleted by property using the unit-of-production method over the estimated recoverable proven and probable reserves at the mines to which they relate.

Commencement of Commercial Production

On the commencement of commercial production, net costs are charged to operations using the unit-of-production method by property based upon estimated recoverable reserves.  Management considers a number of factors related to the ability of a property to operate at its design capacity over a specified period of time in determining when a property has reached commercial production. These factors include production levels as intended by management, plant throughput quantities, recovery rates, and number of uninterrupted days of production.

Property, Plant and Equipment

Property, plant and equipment is carried at cost, less accumulated depreciation and accumulated impairment losses. Capitalized costs include the fair value of consideration given to acquire or construct an asset, capitalized interest related to that asset and includes the direct charges associated with bringing the asset to the location and condition necessary for placing it into use along with the future cost of dismantling and removing the asset.

When parts of an item of property, plant and equipment have different useful lives, they are accounted for as separate items (major components) of property, plant and equipment.

The costs of major overhauls of parts of property, plant and equipment is recognized in the carrying amount of the item if it is probable that the future economic benefits embodied within the part will flow to the Company, and its cost can be measured reliably. The carrying amount of the replaced part is derecognized. The costs of the day-to-day servicing of property, plant and equipment are recognized in income or loss as incurred.

Milling equipment and related buildings, intangible assets used in production, and tailings facilities are depleted on a unit-of-production basis over the estimated recoverable proven and probable reserves at the mines to which they relate.

Mobile mine equipment and vehicles are depreciated over the estimated useful lives of the assets either on a unit-of-production basis or using the straight line method with useful lives of 4-12 years. Office, computer and communications equipment are depreciated using the straight line method with useful lives of 4-5 years. The estimated residual value and useful lives are reassessed at each year end and depreciation expense is adjusted on a prospective basis.

Stripping Costs

Costs associated with the removal of overburden and rock that are incurred in the production phase of mining operations are included in the cost of the inventory produced in the period in which they are incurred, except when the charges represent a betterment to the mineral property. Charges represent a betterment to the mineral property when the stripping activity provides access to reserves that will be produced in future periods that would not have been accessible without the stripping activity. When charges are deferred in relation to a betterment, the charges are amortized over the reserve accessed by the stripping activity using the unit-of-production method as these reserves will directly benefit from the deferred stripping costs incurred.

Assessment of Impairment

Management reviews the carrying value of exploration and evaluation properties at the end of each reporting period for evidence of impairment. This review is generally made with reference to timing of exploration work, work programs proposed, and the exploration results achieved by the Company and by others in the related area of interest.

Imperial Metals Corporation | 2016 Financial Statements | # 9

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2016 and 2015

expressed in thousands of Canadian dollars, except share and per share amounts

Post-feasibility exploration properties, producing mining properties and plant and equipment are reviewed at the end of each reporting period for evidence of impairment at the cash generating unit (CGU) level.  A CGU is defined as the smallest identifiable group of assets that generate cash inflows that are largely independent of the cash inflows from other assets or groups of assets.  If any such indication exists, the entity shall estimate the recoverable amount of the CGU to determine if it exceeds the CGU’s carrying value.

The recoverable amount for a CGU is the greater of the fair value less cost to sell and the value in use.  Fair value less cost to sell is the amount that would be received by the Company to sell a CGU in an transaction between arms-length parties less any costs directly attributable to the disposal of the CGU.  Value in use is the present value of future cash flows expected to be derived by the Company from the CGU, which is estimated using discounted cash flow techniques.  When it is not possible to determine fair value less cost to sell by quotes from an active market, a written offer to purchase the CGU, or a binding sales agreement to purchase the CGU, the Company estimates the fair value less cost to sell using discounted cash flow techniques.  Resources in the measured and indicated categories are valued using estimated fair values based on market transactions.

Discounted cash flow techniques are dependent on a number of factors, including future metal prices, the amount of reserves, resources and exploration potential, the cost of bringing the project into production, production schedules, production costs, sustaining capital expenditures, and future site reclamation costs. Additionally, the reviews take into account factors such as political, social, legal and environmental regulations. These factors may change due to changing economic conditions or the accuracy of certain assumptions and, hence, affect the recoverable amount. The Company uses its best efforts in assessing these factors.

An impairment loss or reversal thereof is recognized in income or loss to the extent that the carrying amount exceeds or is below the recoverable amount.

Future Site Reclamation Costs

The Company’s mining and exploration activities are subject to various statutory, contractual or legal obligations for protection of the environment. At the date the obligation is incurred, the Company records a liability, discounted to net present value, for the best estimate of future costs to retire an asset including costs for dismantling, remediation and ongoing treatment and monitoring of the site. The present value is determined using a pre-tax risk free interest rate. The liability is accreted over time to the estimated amount ultimately payable through periodic charges to income or loss. The estimated present value of the future site reclamation costs are reviewed for material changes at each reporting date and re-measured at least annually or when there are significant changes in the assumptions giving rise to the estimated cash flows.

Future site reclamation costs are capitalized as part of the carrying value of the related mineral property at its initial discounted value and amortized over the useful life of the mineral property using the unit-of-production method. Subsequent changes to future site reclamation costs are recorded with a corresponding change to the carrying amounts of related mineral property.

Income and Mining Taxes

The Company accounts for income and mining taxes using the liability method. Under this method, deferred tax assets and deferred tax liabilities are recorded based on temporary differences between the financial reporting basis of the Company’s assets and liabilities and their corresponding tax basis. The future benefits of deferred tax assets, including unused tax losses and tax credits, are recognized to the extent that it is probable that taxable profit will be available against the deductible temporary difference and the tax loss and tax credits can be utilized. These deferred tax assets and liabilities are measured using enacted or substantively enacted tax rates and laws that are expected to apply when the tax liabilities or assets are to be either settled or realized.

In a business combination, temporary differences arise as a result of differences in the fair values of identifiable assets and liabilities acquired and their respective tax bases. Deferred tax assets and liabilities are recognized for the tax effects of these differences. Deferred tax assets and liabilities are not recognized for temporary differences arising from goodwill or from the initial recognition of assets and liabilities acquired in a transaction other than a business combination which does not affect either accounting or taxable income or loss. Government assistance, including investment tax credits, is credited against the expenditure generating the assistance when it is probable that the government assistance will be realized.

Imperial Metals Corporation | 2016 Financial Statements | # 10

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2016 and 2015

expressed in thousands of Canadian dollars, except share and per share amounts

Revenue Recognition

Estimated mineral revenue, based upon prevailing metal prices, is recorded in the financial statements when title to the concentrate transfers to the customer which generally occurs on date of shipment. Revenue is recorded in the statement of loss and comprehensive loss net of treatment and refining costs and royalties paid to counterparties under terms of the off take arrangements. The estimated revenue is recorded based on metal prices and exchange rates on the date of shipment and is adjusted at each reporting date to the date of settlement metal prices. The actual amounts will be reflected in revenue upon final settlement, which is usually four to five months after the date of shipment. These adjustments reflect changes in metal prices and changes in quantities arising from final weight and assay calculations. The net realizable value of copper concentrate inventory is calculated on the basis of current market prices less treatment and refining costs.

Mineral revenues other than copper concentrate are recognized when title passes to the customer and price is reasonably determinable.

Financial Derivatives

The Company uses derivative financial instruments to manage its exposure to metal prices and foreign exchange rates. Derivative financial instruments are measured at fair value and reflected on the statement of financial position. The Company does not apply hedge accounting to derivative financial instruments and therefore any gains or losses resulting from the changes in the fair value of the derivative financial instrument are included in income or loss.

Financial Instruments

The Company’s financial instruments consist of cash, marketable securities, trade and other receivables, derivative instrument assets and future site reclamation deposits, trade and other payables, short term debt, derivative instrument liabilities and non-current debt.

Financial instruments are initially recorded at fair value including transaction costs except for those items recorded as fair value through profit or loss for which costs are expensed as incurred.

Cash and future site reclamation deposits are classified as fair value through profit or loss and recorded at fair value. The fair value of these assets is based on bank statements or counterparty valuation reports. Marketable securities are classified as fair value through profit or loss because the Company holds these securities for the purpose of trading. The fair value of marketable securities is based on quoted market prices. Fair value through profit or loss financial assets are measured at fair value with mark-to-market gains and losses recorded in income or loss in the period they occur.

Financial assets classified as loans and receivables and other financial liabilities are measured at amortized cost using the effective interest method of amortization.

The Company uses derivative financial instruments to mitigate the risk of revenue changes due to changes in copper price and the CDN/US Dollar exchange rate. These instruments do not meet the criteria for hedge accounting and consequently are measured at their fair values with changes in fair values recorded in income or loss in the period they occur. Fair values for these derivative instruments are determined by counterparties using standard valuation techniques for derivative instruments by reference to current and projected market conditions as of the reporting date.

Trade and other receivables are classified as loans and receivables. Trade and other payables, short term debt, and non-current debt are classified as other financial liabilities and recorded at amortized cost.

Financial assets are assessed for indicators of impairment at each financial position reporting date except those measured at fair value through profit or loss. Financial assets are impaired where there is objective evidence that, as a result of one or more events that occurred after the initial recognition of the financial asset, the estimated future cash flows of the investment have been impacted.

Objective evidence of impairment could include:

•	significant or prolonged decline in the fair value of securities below its cost; or
•	significant financial difficulty of the issuer or counterparty; or

Imperial Metals Corporation | 2016 Financial Statements | # 11

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2016 and 2015

expressed in thousands of Canadian dollars, except share and per share amounts

•	default or delinquency in interest or principal payments; or
•	it becoming probable that the borrower will enter bankruptcy or financial reorganization.

Impairment losses are recognized in income or loss in the period they occur based on the difference between the carrying amount and the present value of estimated future cash flows discounted at the original effective interest rate.

If in a subsequent period the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized, the previously recognized impairment loss is reversed through income or loss to the extent that the carrying amount of the financial instrument at the date the impairment is reversed does not exceed what the cost would have been had the impairment not been recognized.

Foreign Currency Translation

Items included in the financial statements of each of the Company’s subsidiaries are measured using the currency of the primary economic environment in which the entity operates (the functional currency). Foreign currency transactions are translated into the functional currency using the actual rate prevailing at the date of transaction. Each reporting period foreign exchange gains and losses resulting from the settlement of such transactions and from the translation of monetary assets and liabilities not denominated in the functional currency of the entity are recognized in the statement of loss and comprehensive loss.

Assets and liabilities of entities with functional currencies other than Canadian dollars are translated at the period end rates of exchange, and the results of their operations are translated at the actual rate prevailing at the date of transaction. Equity is translated at historical cost. The resulting translation adjustments are included in currency translation adjustment in other comprehensive income. Additionally, foreign exchange gains and losses related to the settlement of certain intercompany loans are also included in equity as the settlement of these loans is neither planned nor likely to occur in the foreseeable future.

Foreign exchange gains and losses that relate to debt are presented in the statement of loss and comprehensive loss within “Finance Costs”. All other foreign exchange gains and losses are presented in the statement of loss and comprehensive loss within “General and Administration”.

Joint Ventures

A joint venture is a contractual arrangement whereby two or more parties undertake an economic activity that is subject to joint control and whereby each party has rights to the net assets of the arrangement. Joint control is considered to exist when all parties to the joint arrangement are required to reach unanimous consent over decisions about relevant business activities pertaining to the contractual arrangement. Interests in joint ventures are recognized as an investment and accounted for using the equity method of accounting.

Joint Operations

A joint operation is a contractual arrangement whereby two or more parties undertake an economic activity that is subject to joint control and whereby each party has rights to the assets and liabilities relating to the arrangement. Joint control is considered to exist when all parties to the joint arrangement are required to reach unanimous consent over decisions about relevant business activities pertaining to the contractual arrangement. Interests in joint operations are accounted for by recognizing the Company’s share of assets, liabilities, revenues and expenses incurred jointly.

Reportable Segmented Information

The Company’s operations are primarily directed towards the exploration, development and production from its mineral properties in Canada. The Company has five reportable segments, Mount Polley, including related exploration and development activities, Red Chris, including related exploration and development activities, Sterling, including related exploration and development activities, Huckleberry, including related exploration and development activities and Corporate, including all other properties and related exploration and development activities. Transactions between reportable segments are recorded at fair value.

Imperial Metals Corporation | 2016 Financial Statements | # 12

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2016 and 2015

expressed in thousands of Canadian dollars, except share and per share amounts

Share Based Payments

The Company has a share option plan that provides all option holders the right to receive common shares in exchange for the options exercised which is described in Note 14(b). The fair value of each option award that will ultimately vest is estimated on the date of grant using the Black-Scholes option-pricing model. Compensation expense is determined when stock options are granted and recognized in operations over the vesting period of the option. Consideration received on the exercise of stock options is recorded as share capital and the related share-based amounts of share option reserve are credited to share capital.

Borrowing Costs

The Company expenses borrowing costs when they are incurred, unless they are directly attributable to the acquisition of mineral properties or construction of property, plant and equipment extending over a period of more than twelve months.

Loss Per Common Share

Basic net loss per common share is computed using the weighted average number of common shares outstanding during the period. Diluted net loss per common share is computed in accordance with the treasury stock method and “if converted” method, as applicable, which uses the weighted average number of common shares outstanding during the period and also includes the dilutive effect of potentially issuable common shares from outstanding stock options, warrants and convertible debentures.

Significant Accounting Judgments and Estimates

The preparation of these consolidated financial statements in conformity with IFRS requires management to make judgments and estimates and form assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reported period. On an ongoing basis, management evaluates its judgments and estimates in relation to assets, liabilities, revenue and expenses. Management uses historical experience and various other factors it believes to be reasonable under the given circumstances as the basis for its judgments and estimates. Actual outcomes may differ from these estimates under different assumptions and conditions.

(i) Critical Judgments

Critical judgments exercised in applying accounting policies that have the most significant effect on the amounts recognized in the consolidated financial statements are as follows:

Interests in Other Entities

As part of its process in determining the classification of its interests in other entities, the Company applies judgment in interpreting these interests such as

•	the determination of the level of control or significant influence held by the Company;
•	the accounting standard’s applicability to the operations;
•	the legal structure and contractual terms of the arrangement;
•	concluding whether the Company has rights to assets and liabilities or to net assets of the arrangement; and
•	when relevant, other facts and circumstances.

The Company has determined that joint control of Huckleberry Mines Ltd. exists as all decisions related to relevant activities require unanimous approval of the board of directors. The Company deems the following relevant activities to be material:

•	approval of capital expenditures;
•	approval of disposition of assets;
•	approval of borrowings;
•	approval of the annual and five year plans; and
•	approval of loans or guarantees.

Imperial Metals Corporation | 2016 Financial Statements | # 13

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2016 and 2015

expressed in thousands of Canadian dollars, except share and per share amounts

In concluding that Huckleberry Mines Ltd. is a joint venture, the Company determined that:

•	it is an incorporated company which is a separate vehicle;
•	the legal form of the vehicle does not provide the Company with rights to its assets and obligations;
•	there are no terms in the shareholder agreement or similar contractual arrangements which provide the Company with rights to its assets and obligations for its liabilities; and
•	other facts and circumstances indicate that Huckleberry Mines Ltd. is not reliant on the Company as its only source of cash flows and therefore does not directly or indirectly have rights to the assets and obligations for its liabilities.

The Company has determined that the Ruddock Creek Joint Venture and the Porcher Island Joint Venture represent joint operations as they are unincorporated entities.

Commencement of Commercial Production

Prior to reaching commercial production, costs, net of revenues, are capitalized to mineral properties. Management considers a number of factors related to the ability of a property to operate at its design capacity over a specified period of time in determining when a property has reached commercial production. These factors include production levels as intended by management, plant throughput quantities, recovery rates, and number of uninterrupted days of production.

If any of these factors change then there may be an impact on whether revenue and costs are recorded in the statement of loss and comprehensive loss or applied to mineral properties as a cost recovery.

Functional Currency

The functional currency for each of the Company’s subsidiaries is the currency of the primary economic environment in which the entity operates. The Canadian dollar is the functional currency for all operations of the Company except for the Company’s US subsidiary which uses the US dollar as its functional currency. Determination of the functional currency involves certain judgments to determine the primary economic environment of each entity. If events and conditions in this environment change then the Company may need to reconsider the functional currency of these entities.

(ii) Critical Estimates

Critical estimates made in applying accounting policies that have the most significant effect on the amounts recognized in the consolidated financial statements are as follows:

Reserve and Resource Estimates

The Company estimates its reserves and resources based on information compiled by Qualified Persons as defined in accordance with Canadian Securities Administrators National Instrument 43-101 Standards for Disclosure of Mineral Projects. There are numerous uncertainties inherent in estimating reserves and resources, including many factors beyond the Company’s control. Assumptions used in estimating reserves and resources include the forecast prices of commodities, exchange rates, production and capital costs, recovery rates and judgments used in engineering and geological interpretation of available data. Assumptions that are valid at the time of estimation may change significantly when new information becomes available.

Estimated reserves are used in the calculation of depreciation and depletion, impairment assessment, assessment of life of pit stripping ratios and for forecasting the timing of future site reclamation costs. Therefore, changes in the estimates and assumptions used to determine reserves could have a material effect in the future on the Company’s financial position and results of operations.

Depletion and Depreciation of Mineral Properties

Depletion and depreciation of mineral properties is based on the estimated mineral reserves for each mineral property subject to depletion and estimated useful lives and depreciation rates for property, plant and equipment. Should asset life, depletion rates or depreciation rates differ from the initial estimate then this would impact the carrying value of the assets resulting in the adjustment being recognized in the consolidated statement of income.

Imperial Metals Corporation | 2016 Financial Statements | # 14

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2016 and 2015

expressed in thousands of Canadian dollars, except share and per share amounts

Stripping Costs

The determination of costs associated with the removal of overburden and rock involve estimates related to whether or not these costs represent a betterment to the mineral property. Management uses several factors to determine whether to capitalize stripping costs including quantity and grade of materials being accessed, estimated future commodity prices, operating costs and life of mine plan. If any of these factors change then the determination of which materials are included in stripping costs may change resulting in higher mine operating costs in future periods.

Future Site Reclamation Provisions

Future site reclamation provisions represent management’s estimate of the present value of future cash outflows required to settle estimated reclamation obligations at the end of a mine’s life. The provision incorporates estimated future costs, inflation, and risks associated with the future cash outflows, discounted at the risk free rate for the future cash outflows. Changes in any of these factors can result in a change to future site reclamation provisions and the related accretion of future site reclamation provisions. Changes to future site reclamation provisions are charged or credited to mineral properties and may result in changes to future depletion expense.

Impairment of Mineral Properties

Both internal and external information is reviewed and considered by management in their assessment of whether mineral properties are impaired. In determining the recoverable amounts of producing mineral properties management estimates the discounted future pre-tax cash flows expected to be derived from the Company’s producing mineral properties. Reductions in commodity prices, increases in estimated future production and capital costs, reductions in mineral reserves and exploration potential and adverse economic events can result in impairment charges. In determining the economic recoverability and probability of future economic benefit of non-producing mineral properties management also considers geological information, likelihood of conversion of resources to reserves, scoping and feasibility studies, permitting, infrastructure, development costs, and life of mine plans.

Provision for Rehabilitation Costs

The provision for rehabilitation costs represents management’s estimate of the present value of the future cash outflows and related depreciation expense required to settle the estimated rehabilitation costs related to the August 4, 2014 Mount Polley mine tailings dam breach. The provision incorporates the Company’s estimate of costs for rehabilitation, including geotechnical investigations, environmental monitoring, community relations, communications and related corporate support costs. The provision is based on the scope and timing of work as determined by the Company in consultation with regulatory agencies and incorporates the risks associated with each activity. Changes in any of these factors can result in a change to the provision for rehabilitation costs.

Income Taxes

In determining tax assets and liabilities and related tax expense management makes estimates of future taxable income, tax rates, expected timing of reversals of existing temporary differences and the likelihood that tax returns as filed by the Company will be assessed by taxation authorities as filed. Recoveries of deferred tax assets require management to assess the likelihood that the Company will generate sufficient taxable income in future periods to recognize the deferred tax assets. Estimates of future taxable income are based on forecast cash flows from operations and the application of existing tax laws in each jurisdiction. To the extent that future cash flows and taxable income differ significantly from estimates, the ability of the Company to realize the deferred tax assets could be impacted.

Share Based Compensation

The Company used the Black-Scholes Option Pricing Model for valuation of share based compensation. This pricing model requires the input of subjective assumptions including expected price volatility, interest rate and estimated forfeiture rate. Changes in these assumptions can materially affect the fair value estimate of share based compensation and the related equity accounts of the Company.

Imperial Metals Corporation | 2016 Financial Statements | # 15

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2016 and 2015

expressed in thousands of Canadian dollars, except share and per share amounts

Changes in Accounting Standards Not Yet Effective

Financial Instruments

In July 2014, the IASB issued the final version of IFRS 9 – Financial Instruments (“IFRS 9”) to replace IAS 39 – Financial Instruments: Recognition and Measurement. IFRS 9 provides a revised model for recognition and measurement of financial instruments and a single, forward-looking expected loss impairment model. IFRS 9 also includes a substantially reformed approach to hedge accounting. The standard is effective for annual periods beginning on or after January 1, 2018, with early adoption permitted. The Company plans to apply IFRS 9 at the date it becomes effective.

The following summarizes the expected impact of IFRS 9 upon adoption:

The classification of financial assets and liabilities is expected to remain consistent under IFRS 9 with the possible exception of equity securities. Under IFRS 9, the Company will have the option to designate equity securities as financial assets at fair value through other comprehensive income, where they will be recorded initially at fair value with changes in fair value recognized in other comprehensive income which will not be subsequently transferred into earnings (loss).

The introduction of the new “expected credit loss” impairment model is not expected to have an impact on the Company, given the Company sells its products exclusively to large international financial institutions and other organizations with strong credit ratings, the negligible historical level of customer default, and the short term nature of the Company’s receivables.

The reformed approach to hedge accounting is not expected to have a significant impact on the Company. Under the current standard, companies can elect to record basis adjustments against the carrying amount of the non-financial asset or in earnings at the same time the non-financial item affects earnings. Under IFRS 9, it is mandatory to record the basis adjustments against the carrying amount of the non-financial asset. As the Company’s current policy aligns with the new requirement, this change has no impact on the Company.

Additionally, supplementary documentation and ongoing assessment of hedge effectiveness may be required under the new standard. However, these requirements are not expected to have a material impact on the hedging arrangement of the Company.

Revenue Recognition

In May 2014, the IASB issued IFRS 15 – Revenue from Contracts with Customers (“IFRS 15”). The standard replaces IAS 11 – Construction Contracts, IAS 18 – Revenue, IFRIC 13 – Customer Loyalty Programs, IFRIC 15 – Agreements for the Construction of Real Estate, IFRIC 18 – Transfer of Assets from Customers and SIC 31 – Revenue–Barter Transactions Involving Advertising Services.   IFRS 15 establishes principles for reporting the nature, amount, timing, and uncertainty of revenue and cash flows arising from an entity’s contract with customers.  This standard is effective for annual periods beginning on or after January 1, 2018.

The Company does not anticipate any changes in the gross amount of revenue recognized but the timing of revenue recognized may differ under the new standard if the timing of transfer of control to customers is deferred and/or if there are additional performance obligations which are currently not recognized separately, such as shipping and insurance services arranged by the Company on behalf of the customers.

IFRS 15 Clarification

In April 2016, the IASB issued amendments to IFRS 15 to clarify: (i) the factors that indicate whether or not to separate the performance obligation; (ii) the concept of control of a good by an entity acting as the principal; and (iii) what to consider in the granting of a license. The amendments also provide additional transitional relief relating to completed contracts and modified contracts. The Company is currently analyzing the potential effects of adopting this standard on its consolidated financial statements.

Imperial Metals Corporation | 2016 Financial Statements | # 16

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2016 and 2015

expressed in thousands of Canadian dollars, except share and per share amounts

Leases

In January 2016, the IASB issued IFRS 16 – Leases (“IFRS 16”) which replaces IAS 17 – Leases and its associated interpretative guidance. IFRS 16 applies a control model to the identification of leases, distinguishing between a lease and a service contract on the basis of whether the customer controls the asset being leased. For those assets determined to meet the definition of a lease, IFRS 16 introduces significant changes to the accounting by lessees, introducing a single, on-balance sheet accounting model that is similar to current finance lease accounting, with limited exceptions for short-term leases or leases of low value assets. Lessor accounting remains similar to current accounting practice. The standard is effective for annual periods beginning on or after January 1, 2019, with early application permitted for entities that apply IFRS 15.

The Company is currently evaluating the impacts the standards will have on its consolidated financial statements.

Amendments to IAS 7 Disclosure Initiative

IAS 7 Statement of Cash Flows has been revised to incorporate amendments issued by the IASB in January 2016. The amendments require entities to provide disclosures that enable users of financial statements to evaluate changes in liabilities arising from financing activities. The amendments apply prospectively for annual periods beginning on or after January 1, 2017 with earlier application permitted. The Company is currently analyzing the potential effects of adopting this standard on its consolidated financial statements.

Amendments to IFRS 2 Classification and Measurement of Share-based Payment Transactions

On June 30, 2016, the IASB issued narrow-scope amendments to IFRS 2 Share-based Payment clarifying how to account for certain types of share-based payment transactions.

The amendments provide requirements on the accounting for:

•	the effects of vesting and non-vesting conditions on the measurement of cash-settled share-based payments;
•	share-based payment transactions with a net settlement feature for withholding tax obligations;
•	a modification to the terms and conditions of a share-based payment that changes the classification of the transaction from cash-settled to equity-settled.

The amendments are effective for annual periods beginning on or after January 1, 2018 with earlier application permitted. Specific transition provisions apply. The Company is currently analyzing the potential effects of adopting this standard on its consolidated financial statements.

3.	TRADE AND OTHER RECEIVABLES

	December 31 2016	December 31 2015
Trade receivables	$10,644	$10,557
Taxes receivable	508	1,476
	$11,152	$12,033

4.	INVENTORY

	December 31 2016	December 31 2015
Stockpile ore	$15,400	$5,091
Dore	13	180
Concentrate	32,047	36,458
Supplies	35,946	25,811
Total inventories	$83,406	$67,540
Less non-current inventories included in other assets (Note 7)	(16,965)	(7,105)
Total current inventories	$66,441	$60,435

Imperial Metals Corporation | 2016 Financial Statements | # 17

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2016 and 2015

expressed in thousands of Canadian dollars, except share and per share amounts

During the year ended December 31, 2016 an inventory amount of $283,691 was recognized in cost of sales (2015-$104,426) and an impairment charge of $23,287 (2015-$15,070) on stockpile ore and concentrate was included in cost of sales. As at December 31, 2016, the Company had $83,406 (December 31, 2015-$67,540) of inventory pledged as security for debt.

5.	INVESTMENT IN HUCKLEBERRY MINES LTD.

The Company has a 50% interest in Huckleberry Mines Ltd. (“Huckleberry”) and has determined the joint arrangement qualifies as a joint venture which is accounted for using the equity method. The Huckleberry open pit copper mine, currently on care and maintenance, is located 88 kilometres from Houston in west central British Columbia. The Huckleberry property consists of two mining leases covering 2,422 hectares and 39 mineral claims encompassing approximately 17,358 hectares. When Huckleberry was in operation it sold its copper concentrate to smelters owned by the Company’s joint venture partners.

	December 31 2016	December 31 2015
Balance, beginning of year	$89,734	$92,770
Share of loss for the year	(11,345)	(3,036)
Balance, end of year	$78,389	$89,734

Summarized financial information for Huckleberry is as follows (1):

Statement of Financial Position

stated 100% - Imperial’s equity share is 50%

	December 31 2016	December 31 2015
ASSETS
Current Assets
Cash	$20,455	$19,782
Other current assets	3,234	20,429
	23,689	40,211
Mineral Properties	166,203	187,687
Other Non-Current Assets	21,992	20,046
	$211,884	$247,944
LIABILITIES
Current Liabilities
Trade and other payables	$7,535	$13,043
Other current liabilities	200	494
	7,735	13,537
Future Site Reclamation Provisions	44,499	48,735
Other Non-Current Liabilities	2,871	6,203
	55,105	68,475
EQUITY
Share Capital	57,596	57,596
Retained Earnings	99,183	121,873
	156,779	179,469
	$211,884	$247,944

(1) The Company’s equity share of earnings of Huckleberry includes certain adjustments to ensure consistency of accounting policies with those of the Company. These adjustments are reflected in the above figures.

Imperial Metals Corporation | 2016 Financial Statements | # 18

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2016 and 2015

expressed in thousands of Canadian dollars, except share and per share amounts

Statement of Loss and Comprehensive Loss

stated 100% - Imperial’s equity share is 50%

	2016	2015
Revenue	$62,766	$110,411
Cost of Sales	(83,876)	(122,115)
Loss from Mine Operations	(21,110)	(11,704)
General and Administration	(459)	1,969
Finance Costs	(1,512)	(868)
Impairment of Mineral Property	(441)	-
Idle Mine Costs	(3,904)	-
Loss Before Taxes	(27,426)	(10,603)
Income and Mining Tax Recovery	4,737	4,531
Net Loss and Comprehensive Loss	$(22,689)	$(6,072)

Statement of Cash Flows

stated 100% - Imperial’s equity share is 50%

	2016	2015
OPERATING ACTIVITIES
Net Loss before taxes	$(27,426)	$(10,603)
Items not affecting cash flows
Depletion and depreciation	22,142	21,788
Unrealized foreign exchange loss	(129)	360
Other	1,831	1,451
	(3,582)	12,996
Net change in non-cash operating working capital balances	11,162	8,647
Income and mining taxes paid	-	(5,782)
Income and mining taxes received	49	3,803
Cash provided by operating activities	7,629	19,664

INVESTING ACTIVITIES
Acquisition and development of mineral properties	(5,138)	(27,798)
Proceeds on sale of mineral properties	-	100
Other	(1,947)	4,266
Cash used in investing activities	(7,085)	(23,432)

EFFECT OF FOREIGN EXCHANGE ON CASH	129	(360)

INCREASE (DECREASE) IN CASH	673	(4,128)
CASH, BEGINNING OF YEAR	19,782	23,910
CASH, END OF YEAR	$20,455	$19,782

Imperial Metals Corporation | 2016 Financial Statements | # 19

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2016 and 2015

expressed in thousands of Canadian dollars, except share and per share amounts

(a) Mineral Properties

	Cost	Accumulated Depletion, Depreciation & Impairment Losses	Net Carrying Amount
Balance December 31, 2014	$528,794	$349,353	$179,441
Additions	32,402	-	32,402
Depletion and depreciation	-	23,955	(23,955)
Disposals and impairments	(2,224)	(2,023)	(201)
Balance December 31, 2015	558,972	371,285	187,687

Additions	5,738	-	5,738
Reassessment of Future Site Reclamation Provision	(5,998)	-	(5,998)
Depletion and depreciation	-	20,783	(20,783)
Disposal and impairments	(798)	(357)	(441)
Balance December 31, 2016	$557,914	$391,711	$166,203

Refer to notes 5(c) and (f) for pledged assets and contractual commitments.

(b) Derivative Instruments

Huckleberry had no derivative instruments outstanding at December 31, 2016.

(c) Pledged Assets

At December 31, 2016, Huckleberry had pledged cash deposits of $14,136 (December 31, 2015-$14,136) included in other non-current assets and certain mining equipment as security for future site reclamation obligations.

(d) Future Site Reclamation Provisions

Changes to the future site reclamation provisions are as follows:

	December 31 2016	December 31 2015
Balance, beginning of year	$49,107	$45,716
Accretion	1,514	1,482
Costs incurred during the year	(123)	(130)
Change in estimates of future costs and discount rate	(5,999)	2,039
Balance, end of year	44,499	49,107
Less portion due within one year	-	(372)
	$44,499	$48,735

(e) Reclamation Bonding Obligations

As at December 31, 2016, Huckleberry is obligated to increase its reclamation bond funding to $27,000 (December 31, 2015-$27,000) in 2017.

(f) Commitments

As at December 31, 2016, Huckleberry is committed to future minimum lease payments as follows:

	Operating Leases	Finance Leases
2017	$23	$262
2018	10	65
2019	2	-
	$35	$327

As at December 31, 2016, Huckleberry did not have any contractual commitments to purchase property, plant or equipment.

Imperial Metals Corporation | 2016 Financial Statements | # 20

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2016 and 2015

expressed in thousands of Canadian dollars, except share and per share amounts

6.	MINERAL PROPERTIES

	Mineral	Mineral Properties not being Depleted
Cost	Properties being Depleted	Projects not in Production	Exploration & Evaluation Assets	Plant & Equipment	Construction in Progress	Total
Balance December 31, 2014	$236,694	$195,685	$21,371	$296,614	$667,274	$1,417,638
Additions	4,051	743	1,489	67,322	57,770	131,375
Reclassifications	91,176	(140,663)	20,112	754,419	(725,044)	-
Disposals	-	-	-	(37)	-	(37)
Foreign exchange movement	-	-	7,773	(270)	-	7,503
Balance December 31, 2015	331,921	55,765	50,745	1,118,048	-	1,556,479
Additions	10,599	403	396	148,043	-	159,441
Disposals	-	-	(181)	(1,882)	-	(2,063)
Foreign exchange movement		-	(1,457)	50	-	(1,407)
Balance December 31, 2016	$342,520	$56,168	$49,503	$1,264,259	$-	$1,712,450

	Mineral	Mineral Properties not being Depleted
Accumulated depletion & depreciation & impairment losses	Properties being Depleted	Projects not in Production	Exploration & Evaluation Assets	Plant & Equipment	Construction in Progress	Total
Balance December 31, 2014	$101,400	$-	$1,645	$143,193	$-	$246,238
Depletion and depreciation	10,978	-	-	35,010	-	45,988
Disposals	-	-	-	(37)	-	(37)
Foreign exchange movement	2,029	-	-	704	-	2,733
Balance December 31, 2015	114,407	-	1,645	178,870	-	294,922
Depletion and depreciation	24,821	-	-	54,747	-	79,568
Disposals	-	-	-	(876)	-	(876)
Impairments	-	-	7,300	-	-	7,300
Foreign exchange movement	-	-	(375)	(112)	-	(487)
Balance December 31, 2016	$139,228	$-	$8,570	$232,629	$	$380,427
Carrying Amount
Balance December 31, 2014	$135,294	$195,685	$19,726	$153,421	$667,274	$1,171,400
Balance December 31, 2015	$217,514	$55,765	$49,100	$939,178	$-	$1,261,557
Balance December 31, 2016	$203,292	$56,168	$40,933	$1,031,630	$-	$1,332,023

At December 31, 2016 and December 31, 2015, the Company had no contractual commitments for the acquisition of property, plant and equipment.

At December 31, 2016, mineral property assets with a carrying value of $1,370 (December 31, 2015-$1,370) are legally restricted for the purposes of settling future site reclamation provisions (Note 27(b)).

During the year ended December 31, 2016, the Company capitalized borrowing costs of $nil (December 31, 2015-$24,441) related to the Red Chris project into construction in progress at a weighted average borrowing rate of nil% (December 31, 2015-7.28%).

Imperial Metals Corporation | 2016 Financial Statements | # 21

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2016 and 2015

expressed in thousands of Canadian dollars, except share and per share amounts

Red Chris

The Red Chris copper/gold mine and property in northwest British Columbia is owned and operated by Red Chris Development Company Ltd., a subsidiary of the Company. The property is comprised of the Red Chris Main claim group and the Red Chris South group, and consists of 77 mineral tenures that cover a total area of 23,142 hectares. Five of the tenures (5,141 hectares) are mining leases.

The Red Chris project was issued a Mines Act permit in May 2012 by the Province of British Columbia. Commissioning of the Red Chris mine began in late 2014, and commercial production was achieved July 1, 2015. Net smelter royalties between 1.0% to 2.0% are payable on production from the Red Chris mine.

Mount Polley

The Mount Polley copper/gold mine and property in central British Columbia is owned and operated by Mount Polley Mining Corporation, a subsidiary of the Company. The property is comprised of 19,601 hectares, consisting of seven mining leases totalling 2,007 hectares, and 45 mineral claims encompassing 17,594 hectares. A production royalty is payable on ore mined from Mining Lease 933970 but no production occurred on this tenure in 2016 nor is any planned in 2017.

Sterling

The Sterling gold mine and property, located near Beatty, Nevada, is owned by Sterling Gold Mining Corporation, a subsidiary of the Company. The property consists of 707 claims totalling 5,911 hectares. The main Sterling property consists of 272 lode mining claims plus one water well site covering 2,274 hectares. Net smelter royalties of 2.25% are payable on production with minimum advance royalties on a small portion of these claims. Sterling operated as an underground heap leach mine from 2012 until May 2015.

Subsequent to December 31, 2016, the Company announced that it has entered into a Letter of Intent (“LOI”) to sell its interest in the Sterling gold mine property and related assets. The closing is subject to completion of a formal agreement, board and regulatory approvals, completion of due diligence and conventional conditions for such a transaction.

As part of the Company’s annual review of asset carrying value an impairment charge of $7,300 was recorded in relation to the Sterling gold mine.  The fair value was estimated based on the selling price as per the LOI announced subsequent to December 31, 2016 (Note 30(b)).

Other Exploration Properties

The Company has interest in other early stage exploration properties located primarily in Canada. These properties were acquired by staking, and the cost of maintaining ownership is not significant.

7.	OTHER ASSETS

	December 31 2016	December 31 2015
Future site reclamation deposits	$4,667	$4,813
Non-current inventory - ore stockpile	14,650	5,091
Non-current inventory - critical spare parts	2,315	2,014
Other	894	1,607
	$22,526	$13,525

8.	TRADE AND OTHER PAYABLES

	December 31 2016	December 31 2015
Trade payables	$68,947	$43,252
Accrued liabilities	46,702	35,832
	$115,649	$79,084

Imperial Metals Corporation | 2016 Financial Statements | # 22

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2016 and 2015

expressed in thousands of Canadian dollars, except share and per share amounts

9.	OTHER OBLIGATIONS

	December 31 2016	December 31 2015
Deferred trade payables	$17,910	$-
Northwest Transmission Line payable	56,008	-
	73,918	-
Less portion due within one year	(32,210)	-
	$41,708	$-

(a)	Deferred Trade Payable

The deferred trade payables consist of amounts invoiced for electricity billings by British Columbia Hydro and Power Authority (“BC Hydro”) that have been deferred pursuant to a tariff supplement. The tariff supplement allows for deferral of up to 75% of the monthly electricity billing (the “Payment Plan”) depending on the average London Metals Exchange settlement copper price converted to CDN dollars at the Bank of Canada’s daily average closing exchange rate. The period for calculating the copper price in CDN dollars is the 30 day period prior to the billing date on the 15th of each month.

Interest on the deferred amounts is charged and added to the deferred trade payables balance at Bank Prime Rate plus 5%.

The Payment Plan commenced in March 2016 and has a five year term with payment deferrals allowed only during the first two years.  Repayments of deferred amounts are required at up to 75% of the monthly electricity billing when the copper price exceeds CDN$3.40 per pound.  At a copper price of CDN$3.40 per pound there is no deferral or repayment. The maximum deferral of 75% is available at a copper price of CDN$3.04 per pound or less and the maximum repayments are required at a copper price of CDN$3.76 per pound or more.

Payment of any remaining balance under the Payment Plan is due at the end of the five year term in March 2021.

(b)	Northwest Transmission Line Payable

Pursuant to a tariff supplement the Company is obligated to reimburse BC Hydro for its portion of the costs related to BC Hydro’s construction of the Northwest Transmission Line (“NTL”) which provides power to the Red Chris mine.

In October 2016 the Company received confirmation from BC Hydro of the amount and repayment terms for this commitment. The amount payable by the Company is $57,200 and by agreement with BC Hydro is payable over 48 months commencing in December 2016. The obligation bears interest, effective December 1, 2015 at a rate of 3.977% per annum. to be adjusted annually based on BC Hydro’s cost of capital.

Prior to December 31, 2016 the Company disclosed the NTL obligation as a commitment as the exact amount and associated payment terms had not been determined. As a result of the confirmation from BC Hydro in October 2016 as to the amount and payment terms the Company determined that the obligation should be recorded as a liability on the Statement of Financial Position with a corresponding asset recorded in Mineral Properties representing the Company’s contractual right to draw power from the NTL over the life of the Red Chris mine.

Payments made towards the obligation will reduce the liability on the Statement of Financial Position. The mineral property asset will be amortized on a unit-of-production basis over the life of the Red Chris mine in accordance with the Company’s accounting policy for property, plant and equipment.

Imperial Metals Corporation | 2016 Financial Statements | # 23

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2016 and 2015

expressed in thousands of Canadian dollars, except share and per share amounts

10.	SHORT TERM DEBT

Amounts due for short term debt are:

	December 31 2016	December 31 2015
Concentrate advances of US$9,889 (December 31, 2015-US$17,886) from purchasers of the concentrate at the Red Chris and Mount Polley mines repayable from sale of concentrate with interest rates ranging from three month Libor plus 2.0% to 2.2% secured by a first charge on the concentrate.	$13,277	$24,754

The movement of the amounts due for short term debt are:

	December 31 2016	December 31 2015
Balance, beginning of year	$24,754	$-
Amounts advanced	327,026	203,876
Amounts repaid	(338,420)	(180,310)
Foreign exchange (gains) losses	(83)	1,188
Balance, end of year	$13,277	$24,754

11.	NON-CURRENT DEBT

Amounts due for non-current debt are:

		December 31 2016	December 31 2015
Senior secured revolving credit facility, net of issue costs	(a)	$109,967	$166,072
Second lien secured revolving credit facility, net of issue costs	(b)	49,789	49,728
Senior unsecured notes, net of issue costs	(c)	430,984	442,021
Junior credit facility	(d)	75,000	75,000
Convertible debentures - 2014	(e)	96,475	91,972
Convertible debentures - 2015	(f)	24,686	23,672
Equipment loans	(g)	35,187	41,242
		822,088	889,707
Less portion due within one year		(18,727)	(181,957)
		$803,361	$707,750

The movement of the amounts due for non-current debt are:

	December 31 2016	December 31 2015
Balance, beginning of year	$889,707	$706,847
Amounts advanced, net of issue costs	68,695	162,193
Foreign exchange (gains) losses	(14,474)	78,468
Accretion of debt issue costs	3,262	2,923
Accretion of interest on convertible debentures	5,517	4,641
Amounts repaid	(130,619)	(65,365)
Balance, end of year	822,088	889,707
Less portion due within one year	(18,727)	(181,957)
	$803,361	$707,750

Imperial Metals Corporation | 2016 Financial Statements | # 24

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2016 and 2015

expressed in thousands of Canadian dollars, except share and per share amounts

(a)	Senior Credit Facility

Senior secured revolving credit facility from a syndicate of banks aggregating $200,000 (December 31, 2015-$200,000) due on March 15, 2018. The facility is secured by trade and other receivables, inventory, shares of all material subsidiaries and a floating charge on certain assets of the Company. Of this facility, $39,520 (December 31, 2015-$33,098) has been utilized for letters of credit pledged for settlement of future site reclamation provisions (Note 27(b)). Subsequent to December 31, 2016 certain financial covenants for the facility were amended (Note 30(a)).

(b)	Second Lien Credit Facility

Second lien secured revolving credit facility aggregating $50,000 (December 31, 2015-$50,000) due on August 15, 2018. The facility is secured by trade and other receivables, inventory, shares of all material subsidiaries and a floating charge on certain assets of the Company, subject to the priority interests held on those assets by the senior credit facility syndicate. This facility has been guaranteed by a related party (Note 23).

(c)	Senior Unsecured Notes

Senior unsecured notes (the “Notes”) due March 15, 2019 aggregating US$325,000 with interest at 7% per annum payable each March 15 and September 15. The Notes, net of transaction costs, are accounted for at amortized cost using the effective interest method.

The Notes are guaranteed by all the material subsidiaries of the Company. The Company may redeem some or all of the Notes at any time on or after March 15, 2017 at redemption prices ranging from 103.5% to 100.0% plus accrued interest and prior to that date at 100% plus a make-whole premium plus accrued interest. Prior to March 15, 2017 the Company may also redeem up to 35% of the principal amount of the Notes from the net proceeds of certain equity offerings at a redemption price of 107% plus accrued interest.

The indenture governing the Notes places certain transaction-based restrictions on the Company’s ability to incur additional indebtedness; prepay, redeem or repurchase certain debt; pay dividends or make other distributions or repurchase or redeem shares; make loans and investments; sell assets; incur liens; enter into transactions with affiliates; consolidate, merge or sell all or substantially all of the Company’s assets, in each case subject to certain exceptions.

(d)	Junior Credit Facility

The junior credit facility is from a related party (Note 23). It aggregates $75,000 (December 31, 2015-$75,000) and is unsecured with interest payable quarterly at 10% per annum. The facility is due on March 15, 2019 however the facility must be repaid upon (i) receipt of proceeds from specific sources as described in the agreement, (ii) the debt ratio in the senior credit facility permitting repayment of the debt.

(e)	Convertible Debentures - 2014

The debentures with a face value of $115,000 mature on September 4, 2020 and bear interest at 6% per year with interest payable semi-annually on June 30 and December 31. As a result of the rights offering completed in August 2015 the conversion price was reduced from $12.00 to $11.91 per common share. The face value of the convertible debentures are convertible into common shares of the Company at the option of the holder upon at least 61 days advance notice at any time prior to maturity at a conversion price of $11.91 per common share. The convertible debentures are not callable unless the closing price of the Company’s common shares exceeds 125% of the conversion price for at least 30 consecutive days. At the option of the Company, subject to the separate approval of the Toronto Stock Exchange and compliance with all applicable securities laws, such interest may be paid through the issuance of additional convertible debentures or common shares of the Company.

(f)	Convertible Debentures - 2015

The debentures with a face value of $30,000 mature on August 25, 2021 and bear interest at 6% per year with interest payable semi-annually on June 30 and December 31 with the first payment paid on December 31, 2016. The face value of the convertible debentures are convertible into common shares of the Company at the option of the holder upon at least 61 days advance notice at any time prior to maturity at a conversion price of $12.00 per common share. The convertible debentures are not callable unless the closing price of the Company’s common shares exceeds 125% of the conversion price for at least 30 consecutive days.

(g)	Equipment Loans

At December 31, 2016, the Company had equipment loans outstanding denominated in US Dollars totalling US$14,679 or $19,710 (2015–US$23,327; $32,285) at a weighted average interest rate of 2.73% with monthly payments of US$771 or $1,035. The Company also had equipment loans outstanding denominated in Canadian Dollars totalling $15,477 (2015-$7,743) at a weighted average interest rate of 5.22% with monthly payments of $624. All equipment loans are secured by the financed equipment.

Imperial Metals Corporation | 2016 Financial Statements | # 25

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2016 and 2015

expressed in thousands of Canadian dollars, except share and per share amounts

At December 31, 2016 the Company was in full compliance under its debt agreements with all financial covenants that existed at that time. Subsequent to December 31, 2016 the Company amended certain financial covenants (Note 30(a)).

12.	DERIVATIVE INSTRUMENTS

Commodity Derivatives

The Company has no commodity derivative contracts outstanding at December 31, 2016.

Currency Derivatives

On March 12, 2014, concurrent with the issuance of the Notes, the Company entered into US Dollar fixed to CDN Dollar fixed cross currency swaps aggregating US$110,000 in principal amount to lock in the foreign exchange rate on a portion of the US$325,000 Notes and related interest payments (Note 11(c)). These cash flow hedges provided the Company with a fixed US Dollar to CDN Dollar exchange rate and a fixed interest rate on the US$110,000 swapped to $122,232 principal amount of the Notes. The foreign exchange rate on the US$110,000 swapped principal plus related interest payments over the five year term of the Notes is fixed at 1.1112 CDN Dollar for each US Dollar. The interest rate on the CDN Dollar obligations is fixed at 7.6% per annum over the term of the Notes.

During 2016 the Company sold all of the cross currency swaps for proceeds of $25,455 leaving a balance of nil at December 31, 2016.

At December 31, 2016, the fair value of the cross currency swaps was an asset of $nil (December 31, 2015-$30,632).

13.	FUTURE SITE RECLAMATION PROVISIONS

The Company has recognized provisions for future site reclamation at its Red Chris, Mount Polley, Sterling, and Ruddock Creek properties. Although the ultimate amounts of the future site reclamation provisions are uncertain, the fair value of these obligations is based on information currently available, including closure plans and applicable regulations. The amounts and timing of closure plans for the mineral properties will vary depending on a number of factors including exploration success and alternative mining plans. Significant closure activities include land rehabilitation, water treatment, demolition of facilities, monitoring and other costs. Changes to the future site reclamation provisions are:

	December 31 2016	December 31 2015
Balance, beginning of year	$32,743	$25,913
Accretion (Note 18)	925	844
Costs incurred during the year	(33)	(23)
Change in estimates of future costs and effect of translation of foreign currencies	8,746	6,009
Balance, end of year	42,381	32,743
Less portion due within one year	(166)	(58)
	$42,215	$32,685

The total undiscounted amount of estimated future cash flows required to settle the obligations is $57,147 (December 31, 2015-$45,231). The estimated future cash flows were then adjusted using a 2.0% (December 31, 2015-2.0%) rate of inflation. The estimated future cash flows have been discounted using a rate of 3.34% (December 31, 2015-3.16%).

The majority of these obligations are expected to be settled in the years 2017 through 2043.

The amounts and timing of closure plans for the mineral properties will vary depending on a number of factors including exploration success and alternative mining plans. Refer to Notes 27(b) and (c) for assets pledged and legally restricted for the purposes of settling future site reclamation provisions and the obligation to increase reclamation bond funding.

Imperial Metals Corporation | 2016 Financial Statements | # 26

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2016 and 2015

expressed in thousands of Canadian dollars, except share and per share amounts

14.	SHARE CAPITAL

(a) Share Capital

Authorized
50,000,000	First Preferred shares without par value with special rights and restrictions to be determined by the directors, of which 3,100,000 have been designated as “Series A First Preferred shares” (issued and outstanding – nil)
50,000,000	Second Preferred shares without par value with rights and restrictions to be determined by the directors (issued and outstanding – nil)
An unlimited number of Common Shares without par value

(b) Share Option Plans

Under the Share Option Plans, the Company may grant options to its directors, officers and employees not to exceed 10% of the issued common shares of the Company. At December 31, 2016, a total of 5,486,771 common share options remain available for grant under the plans. Under the plans, the exercise price of each option cannot be greater than the market price of the Company’s shares on the date of grant and an option’s maximum term is 10 years. Options are granted from time to time by the Board of Directors and vest over a three or five year period.

During the year ended December 31, 2016, the Company granted 15,000 stock options at a weighted average exercise price of $8.00. During the year ended December 31, 2015 the Company granted 1,960,000 stock options at a weighted average exercise price of $8.00.  The weighted average fair value for the options granted in the year ended December 31, 2016 and December 31, 2015 was $3.83 per option, which was estimated at the date of the grant using the Black-Scholes option pricing model using the following weighted average assumptions: risk-free interest rate - 1.18%; expected dividend yield - $nil; expected stock price volatility - 60.9%; expected option life - 6.5 years; and, estimated forfeiture rate - 5.00%.

Movements in Share Options

The changes in share options were as follows:

	December 31, 2016		December 31, 2015
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Outstanding at beginning of year	4,157,450	$8.20	2,238,950	$8.37
Granted	15,000	$8.00	1,960,000	$8.00
Exercised	(7,500)	$5.93	(21,500)	$4.52
Forfeited	(251,000)	$8.28	(20,000)	$11.55
Expired	(42,050)	$11.55	-	$-
Outstanding at end of year	3,871,900	$8.16	4,157,450	$8.20
Options exercisable at end of year	2,407,900	$8.26	2,197,450	$8.38

The following table summarizes information about the Company’s share options outstanding at December 31, 2016:

	Options Outstanding		Options Exercisable
Exercise Prices	Options Outstanding	Remaining Contractual Life in Years	Options Outstanding & Exercisable	Remaining Contractual Life in Years
$4.41	800,900	2.00	800,900	2.00
$5.93	156,000	3.00	156,000	3.00
$8.00	1,835,000	8.91	371,000	8.81
$11.55	1,080,000	3.79	1,080,000	3.79
	3,871,900	5.81	2,407,900	3.92

Imperial Metals Corporation | 2016 Financial Statements | # 27

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2016 and 2015

expressed in thousands of Canadian dollars, except share and per share amounts

For share options exercised during the year ended December 31, 2016, the weighted average share price at the date of exercise was $6.42. For share options exercised during the year ended December 31, 2015, the weighted average share price at the date of exercise was $8.33.

15.	COST OF SALES

	2016	2015
Operating expenses	$238,273	$83,479
Salaries, wages and benefits	79,906	28,671
Depletion and depreciation	81,060	27,923
Share based compensation	1,054	102
	$400,293	$140,175

Included in cost of sales is $23,287 (2015-$15,070) of impairment charges in relation to stockpile ore and concentrate inventory.

16.	GENERAL AND ADMINISTRATION

	2016	2015
Administration costs	$3,468	$4,222
Share based compensation	1,673	306
Depreciation	327	716
Foreign exchange loss	995	2,259
	$6,463	$7,503

17.	INTEREST EXPENSE

	2016	2015
Interest on non-current debt	$(65,301)	$(35,829)
Other interest	(4,941)	(1,902)
	$(70,242)	$(37,731)

18.	OTHER FINANCE INCOME (EXPENSE)

	2016	2015
Accretion of future site reclamation provisions	$(925)	$(844)
Foreign exchange gain (loss) on short term debt	83	(1,188)
Foreign exchange gain (loss) on non-current debt	14,474	(78,468)
Fair value adjustment to marketable securities	38	(235)
Realized gain on derivative instruments	26,162	6,825
(Reversal of unrealized gain) unrealized gain on derivative instruments	(30,632)	23,132
	9,200	(50,778)
Interest income	53	125
Other finance income (expense)	$9,253	$(50,653)

19.	PROVISION FOR REHABILITATION COSTS

On August 4, 2014 the tailings dam at the Mount Polley mine near Likely, BC was breached. The Company charged $67,435 to expense for the year ended December 31, 2014 to accrue for the estimated rehabilitation costs. The Company received insurance recoveries totalling $14,000 in the year ended December 31, 2014, and $11,000 in the year ended December 31, 2015, which were recorded in the consolidated statements of loss and comprehensive loss.

The provision for rehabilitation contains significant estimates and judgments about the scope, timing and cost of the work that will be required. It is based on assumptions and estimates at December 31, 2016, and is subject to revision in the future as further information becomes available to the Company.

Imperial Metals Corporation | 2016 Financial Statements | # 28

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2016 and 2015

expressed in thousands of Canadian dollars, except share and per share amounts

Changes in the provision for rehabilitation costs are as follows:

	December 31 2016	December 31 2015
Balance, beginning of the year	$2,123	$25,961
Costs incurred in the year including depreciation of $nil (2015-$1,332)	(72)	(23,838)
Balance, end of the year	2,051	2,123
Less portion expected to be incurred within one year	(2,051)	(2,123)
	$-	$-

20.       INCOME AND MINING TAX RECOVERY

The reported income tax provision differs from the amounts computed by applying the Canadian federal and provincial statutory rates to the loss before income taxes due to the following reasons:

	December 31, 2016		December 31, 2015
	Amount	%	Amount	%
Loss before taxes	$(57,275)	100.0	$(117,902)	100.0
Income tax recovery thereon at statutory rates	(14,892)	(26.0)	(30,655)	(26.0)
Decrease (increase) resulting from:
Non-deductible share based compensation	709	1.2	113	0.1
Share of loss in Huckleberry	2,950	5.2	789	0.7
Non (taxable) deductible portion of foreign exchange (gain) loss	(739)	(1.3)	10,260	8.7
Non-deductible (taxable) portion of loss (gain) on derivatives	581	1.0	(3,567)	3.0
Deferred income tax assets not recognized	5,405	9.4	9,201	7.8
Revisions to prior year estimates	113	0.2	(3,114)	(2.7)
B.C. mineral tax	3,314	5.8	(3,292)	(2.8)
Other	(636)	(1.1)	(676)	(0.6)
Income and mining tax recovery	$(3,195)	(5.6)	$(20,941)	(17.8)
Current income and mining tax expense (recovery)	$2,463		$(7,009)
Deferred income and mining tax recovery	(5,658)		(13,932)
	$(3,195)		$(20,941)

During the year ended December 31, 2016 a deferred income tax credit of $nil (2015-$1,626) related to the equity component of the convertible debenture (Note 11(e)(f)) was charged to equity. There were no other tax charges or credits against other comprehensive loss or directly to equity. In the year ended December 31, 2016 $nil (2015-$4,601) of investment tax credits were recorded that do not affect deferred income and mining tax expense.

	December 31 2016	December 31 2015
Deferred income and mining tax (assets) and liabilities
Mineral properties	$142,788	$118,839
Mineral properties – mineral tax	5,981	5,248
Future tax deductions related to mineral properties	(15,992)	-
Debt component of convertible debentures	6,334	7,633
Other	(867)	2,760
Net operating tax losses carried forward(1)	(70,321)	(60,671)
Net deferred income and mining tax liabilities	$67,923	$73,809

(1) The Company believes that it is probable that the results of future operations will generate sufficient taxable income to realize the above noted deferred income tax assets.

Imperial Metals Corporation | 2016 Financial Statements | # 29

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2016 and 2015

expressed in thousands of Canadian dollars, except share and per share amounts

As at December 31, 2016, the Company had net operating tax loss carry forwards in Canada of $276,003 which can be applied to reduce future Canadian taxable income and will expire between 2026 and 2036. In addition, the Company had net operating tax loss carry forwards in the United States of US$37,973 which can be applied to reduce future US taxable income and will expire in 2023 to 2036.

The Company had the following temporary differences and unused tax losses at December 31, 2016 in respect of which no deferred tax asset has been recognized:

	Mineral Properties & Other	Tax Losses	Total
Expiry 2026 and beyond	$-	$35,176	$35,176
No expiry date	104,660	-	104,660
	$104,660	$35,176	$139,836

21.	LOSS PER SHARE

The following table sets out the computation of basic and diluted net loss per common share:

	December 31 2016	December 31 2015
Numerator:
Net Loss	$(54,080)	$(96,961)
Denominator:
Basic weighted-average number of common shares outstanding	81,795,510	77,510,661
Effect of dilutive securities:
Stock options, warrants and convertible debentures	-	-
Diluted weighted-average number of common shares outstanding	81,795,510	77,510,661
Basic loss per common share	$(0.66)	$(1.25)
Diluted loss per common share	$(0.66)	$(1.25)

The following common shares that may be issued in relation to the following items have been excluded from the calculation of diluted loss per common share as the result would be anti-dilutive:

	December 31 2016	December 31 2015
Stock options	3,871,900	4,157,450
Warrants	-	750,000
Convertible debentures	12,155,751	12,155,751

22.	SUPPLEMENTAL CASH FLOW INFORMATION

(a)	Net change in non-cash operating working capital balances:

	2016	2015
Trade and other receivables	$(3,085)	$6,593
Inventory	(3,413)	(38,650)
Derivative instruments	1,347	(1,263)
Prepaid expenses and deposits	(711)	(225)
Trade and other payables	14,740	23,491
Deferred trade payables (Note 9(a))	17,910	-
Provision for rehabilitation costs	(72)	(22,506)
	$26,716	$(32,560)

(b)	Supplemental information on non-cash financing and investing activities:

During the year ended December 31, 2016 the Company purchased certain mobile equipment at a cost of $3,719 which was financed by long-term debt (Note 11(g)).

In October 2016 the Company capitalized $57,200 for the NTL construction contribution (Note 9(b)) and recognized a liability payable to BC Hydro.

Imperial Metals Corporation | 2016 Financial Statements | # 30

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2016 and 2015

expressed in thousands of Canadian dollars, except share and per share amounts

(c)       Net change in non-cash investing working capital balances:

	2016	2015
Trade and other payables	$6,536	$(21,911)

23.	RELATED PARTY TRANSACTIONS

The consolidated financial statements include the financial statements of Imperial Metals Corporation and its subsidiaries and joint ventures listed in the following tables:

	Country of	% Equity Interest
Subsidiaries	Incorporation	2016	2015
416898 BC Ltd.	Canada	100%	100%
American Bullion Minerals Ltd.*	Canada	n/a	100%
Bethlehem Resources Corporation	Canada	100%	100%
Catface Copper Mines Limited	Canada	100%	100%
CAT-Gold Corporation	Canada	100%	100%
Goldstream Mining Corporation	Canada	100%	100%
HML Mining Inc.	Canada	100%	100%
High G Minerals Corporation	Canada	100%	100%
Highway 37 Power Corp.	Canada	100%	100%
Mount Polley Mining Corporation	Canada	100%	100%
Princeton Exploration Ltd.	Canada	100%	100%
Red Chris Development Company Ltd.	Canada	100%	100%
Ruddock Creek Mining Corporation	Canada	100%	100%
Selkirk Metals Corp.	Canada	100%	100%
Sterling Gold Mining Corporation	USA	100%	100%

Joint Arrangements
Huckleberry Mines Ltd.	Canada	50%	50%

* the subsidiary was wound-up in 2016

Related party transactions and balances with a significant shareholder, a company controlled by a significant shareholder, companies in which directors are owners, and with directors and officers are as follows:

Statement of Income

	2016	2015
Loan guarantee fee for guarantee of second lien credit facility	$1,284	$960
Loan commitment fee	$-	$300
Interest expense	$15,916	$14,863
Fees to backstop financings	$-	$556

Statement of Financial Position

	December 31 2016	December 31 2015
Accrued interest on senior unsecured notes and convertible debentures	$3,326	$1,882
Junior credit facility	$75,000	$75,000
Senior unsecured notes (US$53,300)	$71,566	$73,767
Convertible debentures	$59,000	$57,600
Trade and other payables	$-	$(4)

The Company incurred the above transactions and balances in the normal course of operations.

Imperial Metals Corporation | 2016 Financial Statements | # 31

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2016 and 2015

expressed in thousands of Canadian dollars, except share and per share amounts

24.	COMPENSATION OF DIRECTORS AND OTHER KEY MANAGEMENT PERSONNEL

The remuneration of the Company’s directors and other key management personnel are as follows:

	December 31 2016	December 31 2015
Short term benefits(1)	$1,442	$1,380
Share based payments(2)	$-	$2,299

(1)	Short term employee benefits include salaries, estimated bonuses payable within the year of the Statement of Financial Position date and other annual employee benefits. Directors and other key management personnel were not paid post-employment benefits, termination benefits, or other long-term benefits during the years ended December 31, 2016 and 2015.
(2)	Share based payments are the fair value of options granted in the period to directors and other key management personnel.

25.	REPORTABLE SEGMENTED INFORMATION

The Company operates primarily in Canada. All of the Company’s assets are located in Canada, except for assets comprised primarily of the Sterling mine totalling $26,814 as at December 31, 2016 (December 31, 2015-$35,665), which are located in the USA. The Company’s reportable segments reflect the internal reporting used by the Company’s management to report to the chief operating decision maker.

	December 31, 2016
	Red Chris	Mount Polley	Sterling	Huckleberry	Corporate	Total
Reportable segmented revenues	$295,441	$134,095	$897	$-	$4,731	$435,164
Less inter-segment revenues	(125)	(2,583)	(88)	-	(4,150)	(6,946)
Revenues from external sources	$295,316	$131,512	$809	$-	$581	$428,218
Depletion and depreciation	$54,034	$26,585	$441	$-	$327	$81,387
Interest (expense) and other finance income (expense)	$(51,047)	$(9,838)	$(151)	$-	$47	$(60,989)
Share of loss in Huckleberry	$-	$-	$-	$(11,345)	$-	(11,345)
Net (loss) income	$(8,730)	$(19,327)	$(8,878)	$(11,345)	$(5,800)	$(54,080)
Capital expenditures	$123,122	$26,735	$296	$-	$344	$150,497
Equity investment	$-	$-	$-	$78,389	$-	78,389
Total assets	$1,071,737	$322,503	$26,813	$78,389	$28,336	$1,527,778
Total liabilities	$808,456	$303,655	$5,120	$-	$21,924	$1,139,155

	December 31, 2015
	Red Chris	Mount Polley	Sterling	Huckleberry	Corporate	Total
Reportable segmented revenues	$100,646	$24,751	$3,714	$-	$5,587	$134,698
Less inter-segment revenues	(12)	(1,424)	(32)	-	(4,529)	(5,997)
Revenues from external sources	$100,634	$23,327	$3,682	$-	$1,058	$128,701
Depletion and depreciation	$21,232	$9,600	$447	$-	$1,103	$32,382
Interest (expense) and other finance income (expense)	$(79,365)	$(9,395)	$(132)	$-	$508	$(88,384)
Share of loss in Huckleberry	$-	$-	$-	$(3,036)	$-	$(3,036)
Net (loss) income	$(82,666)	$(5,582)	$(6,749)	$(3,036)	$1,072	$(96,961)
Capital expenditures	$93,807	$30,334	$227	$-	$600	$124,968
Equity investment	$-	$-	$-	$89,734	$-	$89,734
Total assets	$997,842	$295,985	$35,665	$89,734	$60,126	$1,479,352
Total liabilities	$880,750	$198,550	$5,320	$-	$18,585	$1,103,205

Imperial Metals Corporation | 2016 Financial Statements | # 32

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2016 and 2015

expressed in thousands of Canadian dollars, except share and per share amounts

Revenue by Geographic Area

	2016	2015
Canada	$581	$1,058
Korea	67,883	31,966
Singapore	70,425	33,799
Switzerland	159,938	34,869
United States	129,391	27,009
	$428,218	$128,701

Revenues are attributed to geographic area based on country of customer. In the year ended December 31, 2016, the Company had seven principal customers accounting for 20%, 18%, 17%, 16%, 12%, 11% and 6% of revenues (December 31, 2015– four principal customers accounting for 27%, 26%, 25% and 18%). The Company is not reliant on any one customer to continue to operate as a going concern.

The Company’s principal product is copper concentrate (contains copper, gold and silver) which is sold at prices quoted on the London Metals Exchange. The Company sells all of its concentrate and gold production to third party smelters and traders.

Revenue by Major Product and Service

	2016	2015
Copper	$278,043	$90,740
Gold	143,953	35,999
Silver	5,641	904
Other	581	1,058
	$428,218	$128,701

26.	FINANCIAL INSTRUMENTS, INTEREST RATE AND CREDIT RISK

During the year the Company examined the various financial instrument risks to which it is exposed and assessed the impact and likelihood of those risks. These risks may include credit risk, liquidity risk, market risk and other price risks. Where material, these risks are reviewed and monitored by the Board of Directors.

Capital Risk Management

The Company manages its capital to ensure that it will be able to continue as a going concern while maximizing the return to stakeholders through the optimization of the debt and equity balance. The Company’s overall strategy remains unchanged from 2015.

The capital structure of the Company consists of non-current debt, credit facilities with counterparties related to derivative instruments and equity comprised of share capital, share option reserve, equity component of convertible debentures, currency translation adjustment and retained earnings.

The Company is in compliance with the debt covenants related to its non-current debt as at December 31, 2016.

Credit Risk

The Company’s credit risk is limited to cash, trade and other receivables, future site reclamation deposits and derivative instruments in the ordinary course of business. The credit risk of cash and future site reclamation deposits is mitigated by placing funds in financial institutions with high credit quality.

The Company sells to a limited number of smelters and traders. These customers are large, well-capitalized and diversified multinationals, and credit risk is considered to be minimal. The balance of trade receivables owed to the Company in the ordinary course of business is significant and the Company often utilizes short term debt facilities with customers to reduce the net credit exposure.

Imperial Metals Corporation | 2016 Financial Statements | # 33

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2016 and 2015

expressed in thousands of Canadian dollars, except share and per share amounts

From time to time the Company enters into derivative instruments with a number of counterparties to limit the amount of credit risk associated with any one counterparty. The Company’s maximum exposure to credit risk is as follows:

	December 31 2016	December 31 2015
Cash	$14,251	$9,188
Marketable securities	123	86
Trade and other receivables	10,644	10,557
Derivative instrument assets	-	30,632
Future site reclamation deposits	4,667	4,813
Other assets	631	1,018
	$30,316	$56,294

Liquidity Risk

The Company has in place a rigorous planning and budgeting process to help determine the funds required to support the Company’s normal operating requirements on an ongoing basis and its planned capital expenditures. The Company ensures that in addition to cash balances there are sufficient committed credit facilities, including the advance payment facilities with its customers, to provide cash necessary to meet projected cash requirements.

At December 31, 2016, the Company’s primary sources of credit are the long-term financing arrangements for the Red Chris project and for general working capital purposes. These are comprised of a $200,000 senior secured revolving credit facility, a $50,000 second lien revolving loan credit facility, US$325,000 senior unsecured notes, $145,000 face value of unsecured convertible debentures, a $75,000 unsecured junior credit facility, and $35,187 in secured equipment loans.

The Company’s $200,000 senior secured revolving credit facility is due on March 15, 2018.  At December 31, 2016, the Company has drawn $110,600 ($109,967 net of deferred financing costs) of the facility and utilized $39,520 of the facility for letters of credit to secure reclamation bond obligations (Note 11(a)) for a total usage of $150,120 leaving $49,880 available for future draws.

At December 31, 2016, the provision for rehabilitation costs related to the Mount Polley mine tailings dam failure was $2,051. During 2016 the Company received permits to resume normal operations using the rebuilt tailings dam. While the precise costs of rehabilitation are unknown, the Company believes the costs can be managed over time.

Cash balances on hand, the projected cash flow from the Red Chris and Mount Polley mines, as well as the available credit facilities are expected to be sufficient to fund the working capital deficiency and the Company’s obligations as they come due.  However, there are inherent risks related to the operations of mines and uncertainties related to the scope, timing and cost of the rehabilitation at the Mount Polley mine which could require additional sources of financing.

The Company holds investments in Huckleberry, mineral property and marketable securities. While these may be convertible to cash they are not considered when assessing the Company’s liquidity as they are part of the risk management program of the Company, long-term strategic holdings, or are only convertible to cash over a longer time horizon if realizable values exceed management’s assessment of fair value, respectively. Therefore, as part of the Company’s planning, budgeting and liquidity analysis process, these items are not relied upon to provide operational liquidity. The Company does not hold any Master Asset Vehicle Notes.

The Company’s overall liquidity risk has diminished from 2015 as a result of the cash raised from the equity financing completed in December 2016, the continuing optimization of Red Chris mine operations and the resumption of normal operations at the Mount Polley mine during 2016. In addition, improved copper prices in CDN dollar terms also contribute to a reduction of liquidity risk, however this is mitigated somewhat by the requirement to repay the deferred trade payables (Note 9(a)).

Liquidity risk is also impacted by credit risk should a counterparty default on its payments to the Company although the Company considers this risk low.

Imperial Metals Corporation | 2016 Financial Statements | # 34

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2016 and 2015

expressed in thousands of Canadian dollars, except share and per share amounts

The Company had the following contractual obligations with respect to financial instruments:

	December 31 2016						December 31 2015
	Within 1 Year	2 Years	3 Years	4 Years	5 years	Total	Total
Trade and other payables	$115,649	$-	$-	$-	$-	$115,649	$79,084
Other obligations	32,210	14,300	14,300	13,108	-	73,918	-
Short term debt	13,277	-	-	-	-	13,277	24,754
Current portion of non-current debt	18,727	-	-	-	-	18,727	181,857
Non-current debt	-	171,868	515,568	115,614	30,047	833,097	745,745
	179,863	186,168	529,868	128,722	30,047	1,054,668	1,031,440
Less future accretion and unamortized finance cost	-	(503)	(5,394)	(18,525)	(5,314)	(29,736)	(37,995)
Total	$179,863	$185,665	$524,474	$110,197	$24,733	$1,024,932	$993,545

Currency Risk

Financial instruments that impact the Company’s net loss and comprehensive loss due to currency fluctuations include US dollar denominated cash, trade and other accounts receivable, derivative instrument assets, reclamation deposits, trade and other payables, derivative instrument liabilities and debt. If the US Dollar had been 10% higher/lower and all other variables were held constant, net loss and comprehensive loss for the year ended December 31, 2016 would have been higher/lower by $38,936.

Interest Rate Risk

The Company is exposed to interest rate risk on its outstanding borrowings. At December 31, 2016, more than half of the Company’s outstanding borrowings were at fixed interest rates compared to December 31, 2015 when the majority of the Company’s outstanding borrowings were at floating interest rates. The Company monitors its exposure to interest rates and is comfortable with its current exposure. The Company has not entered into any derivative contracts to manage this risk.

If interest rates had been 100 basis points higher/lower on the Company’s floating rate debt and all other variables were held constant, the amount of interest expense in the year ended December 31, 2016 would have increased/decreased by $2,015.

Provisionally Priced Revenues

As a result of the provisional pricing terms in its sales contracts, the Company is exposed to commodity price risk until final pricing is determined. Therefore, revenues in subsequent periods will be adjusted for any changes to provisionally priced accounts receivables outstanding at period end. Final pricing is usually four to five months after the date of shipment and therefore changes in metal prices may have a material impact on the final revenue.

Provisionally priced revenues is comprised of the following:

	December 31 2016	Provisional Price		December 31 2015	Provisional Price
Copper – 000’s lbs with provisional price per lb	24,614.7	US$	2.50	20,514.6	US$	2.14
Gold – 000’s oz with provisional price per oz	3.4	US$	1,151	-		-

Imperial Metals Corporation | 2016 Financial Statements | # 35

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2016 and 2015

expressed in thousands of Canadian dollars, except share and per share amounts

Fair Value Estimation

The fair value of financial instruments traded in active markets (such as marketable securities) is based on quoted market prices at the statement of financial position date. The quoted market price used for financial assets held by the Company is the current bid price. The fair value of derivative instrument assets and liabilities are determined by the counterparties using standard valuation techniques for these derivative instruments.

The carrying value less impairment provision, if necessary, of trade and other receivables and trade and other payables are assumed to approximate their fair values. Except for the Notes (Note 11(c)), management believes that the carrying value of remaining non-current and short term debt approximates fair value. At December 31, 2016, the fair value of the Notes is $416,741 (December 31, 2015-$425,061) based on a quote received from dealers that trade the Notes.

IFRS 13 Fair Value Measurement requires disclosures about the inputs to fair value measurement, including their classifications within a hierarchy that prioritizes the inputs to fair value measurement. The three levels of the fair value hierarchy are:

Level 1 – unadjusted quoted prices in active markets for identical assets or liabilities; and

Level 2 – inputs other than quoted prices that are observable for the asset or liability either directly or indirectly; and

Level 3 – inputs that are not based on observable market data.

The fair value of the Company’s financial instruments has been classified within the fair value hierarchy as at December 31, 2016 as follows:

	Level 1	Level 2	Total
Financial Assets
Cash	$14,251	$-	$14,251
Marketable securities	123	-	123
Provisionally priced accounts receivables	-	5,958	5,958
Future site reclamation deposits	4,667	-	4,667
	19,041	5,958	24,999
Financial Liabilities
Amounts owing on provisionally priced receivables included in trade and other payables	-	(2,861)	(2,861)
	$19,041	$3,097	$22,138

27.	COMMITMENTS AND PLEDGES

(a)	At December 31, 2016, the Company is committed to future minimum operating lease payments as follows:

2017	$458
2018	411
2019	416
2020	347
2021 and beyond	495
$2,127

(b)	At December 31, 2016, the Company has pledged the following assets for settlement of future site reclamation provisions:

Future site reclamation deposits included with other assets	$4,667
Mineral property, plant and equipment	1,370
Letters of credit (Note 11(a))	39,520
$45,557

(c)	The Company is obligated to increase its reclamation bond funding as follows:

2017	$2,861
2018	1,740
$4,601

(d)	At December 31, 2016, the Company had no commitments to purchase property, plant and equipment.

Imperial Metals Corporation | 2016 Financial Statements | # 36

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2016 and 2015

expressed in thousands of Canadian dollars, except share and per share amounts

28.	CONTINGENT LIABILITIES

The Company is from time to time involved in various claims and legal proceedings arising in the conduct of its business. In the opinion of management, none of these matters will have a material effect on the Company’s consolidated financial position or financial performance.

On August 4, 2014 the tailings dam at the Mount Polley mine near Likely, BC was breached and at December 31, 2016 the Company has a provision of $2,051 for future rehabilitation activities related to the Mount Polley mine tailings dam breach (Note 19). The provision for rehabilitation contains significant estimates and judgments about the scope, timing and cost of the work that will be required and is subject to revision in the future as further information becomes available to the Company.

During the third quarter of 2014, a securities class action lawsuit was filed against the Company and certain of its directors, officers and others in the Ontario Superior Court of Justice in Toronto (the Claim). The Company has engaged independent legal counsel to advise it on this matter. At this time the Company cannot predict the outcome of the Claim or determine the amount of any potential losses and accordingly, no provision has been made as of December 31, 2016. However, the Company is of the view that the allegations contained in the Claim are without merit and intends to vigorously defend its position.

29.	COMPARATIVE INFORMATION

Certain comparative amounts have been reclassified to conform to current period presentation, and those reclassifications are not significant.

30.	SUBSEQUENT EVENTS

Subsequent to December 31, 2016 the Company:

(a)	amended certain financial covenants under the senior secured revolving credit facility for the March 31, June 30, and September 30, 2017 reporting periods. The interest rate charged under the senior secured revolving credit facility varies with the Company’s financial leverage. A new interest rate bracket has been added to reflect the revised maximum leverage

(b)	announced that it has entered into a Letter of Intent to sell its interest in the Sterling gold mine property and related assets. The closing of the sale is subject to completion of a formal agreement, board and regulatory approvals, completion of due diligence and conventional conditions for such a transaction.

Imperial Metals Corporation | 2016 Financial Statements | # 37